Exhibit 99.5

Item 1. Financial Statements

EQT MIDSTREAM PARTNERS, LP

Combined Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2014 (1)	2013 (1)

	(Thousands, except per unit amounts)
Operating revenues:
Operating revenues – affiliate	$57,967	$59,573
Operating revenues – third party	35,444	9,979
Total operating revenues	93,411	69,552
Operating expenses:
Operating and maintenance (2)	10,610	7,913
Selling, general and administrative (2)	10,474	6,081
Depreciation and amortization	8,371	6,265
Total operating expenses	29,455	20,259
Operating income	63,956	49,293
Other income, net	269	297
Interest expense, net (3)	5,655	204
Income before income taxes	58,570	49,386
Income tax expense	9,066	9,651
Net income	$49,504	$39,735

Calculation of limited partner interest in net income:
Net income	$49,504	$39,735
Less pre-acquisition income allocated to parent	(14,649)	(15,656)
Less general partner interest in net income	(1,723)	(505)
Limited partner interest in net income	$33,132	$23,574

Net income per limited partner unit — basic	$0.69	$0.68
Net income per limited partner unit — diluted	$0.69	$0.68

Weighted average limited partner units outstanding — basic	47,819	34,679
Weighted average limited partner units outstanding — diluted	47,938	34,768

Cash distributions declared per unit (4)	$0.49	$0.37

(1)     Financial statements for the three months ended March 31, 2014 and 2013 have been retrospectively recast to reflect the inclusion of Sunrise Pipeline, LLC (Sunrise) and the Jupiter gathering system (Jupiter). See Note B.

(2)     Operating and maintenance expense includes charges from EQT Corporation (EQT) and subsidiaries of $5.2 million and $4.1 million for the three months ended March 31, 2014 and 2013, respectively.  Selling, general and administrative expense includes charges from EQT Corporation and subsidiaries of $7.8 million and $5.4 million for the three months ended March 31, 2014 and 2013, respectively.  See Note D.

(3)     Interest expense for the three months ended March 31, 2014 includes $4.9 million related to interest on a capital lease with an affiliate. See Note G.

(4)     Represents the cash distribution declared on April 22, 2014 which related to the first quarter of 2014 and the cash distribution declared on April 23, 2013 which related to the first quarter of 2013, respectively. See Note J for further discussion.

The accompanying notes are an integral part of these combined financial statements.

EQT MIDSTREAM PARTNERS, LP

Combined Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2014 (1)	2013 (1)
	(Thousands)
Cash flows from operating activities:
Net income	$49,504	$39,735
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,371	6,265
Deferred income taxes	329	885
Other income	(269)	(297)
Non-cash long-term compensation expense	978	353
Non-cash adjustments	—	(250)
Changes in other assets and liabilities:
Accounts receivable	(5,625)	(756)
Accounts payable	656	(5,151)
Due to/from EQT affiliates	(286)	10,097
Other assets and liabilities	(7,499)	(3,587)
Net cash provided by operating activities	46,159	47,294

Cash flows from investing activities:
Capital expenditures	(30,092)	(22,349)
Net cash used in investing activities	(30,092)	(22,349)

Cash flows from financing activities:
Short-term loans	110,000	—
Sunrise Merger payment	(110,000)	—
Distributions paid to unitholders	(23,039)	(12,386)
Credit facility origination fees	(2,020)	—
Capital contributions	(118)	2,382
Capital lease principal payments	(948)	—
Partners’ investments and net change in parent advances	15,743	2,004
Net cash used in financing activities	(10,382)	(8,000)

Net change in cash and cash equivalents	5,685	16,945
Cash and cash equivalents at beginning of period	18,363	50,041
Cash and cash equivalents at end of period	$24,048	$66,986

Cash paid during the period for:
Interest paid	$4,866	$—

Non-cash activity during the period:
Capital lease asset/obligation	$3,625	$—

(1)          Financial statements for the three months ended March 31, 2014 and 2013 have been retrospectively recast to reflect the inclusion of Sunrise and Jupiter. See Note B.

The accompanying notes are an integral part of these combined financial statements.

EQT MIDSTREAM PARTNERS, LP

Combined Balance Sheets (Unaudited)

	March 31,	December 31,
	2014 (1)	2013 (1)
ASSETS	(Thousands, except number of units)
Current assets:
Cash and cash equivalents	$24,048	$18,363
Accounts receivable (net of allowance for doubtful accounts of $736 as of March 31, 2014 and $152 as of December 31, 2013)	14,088	8,463
Accounts receivable – affiliate	20,296	23,620
Other current assets	2,123	1,033
Total current assets	60,555	51,479
Property, plant and equipment	1,195,095	1,163,683
Less: accumulated depreciation	(176,286)	(168,740)
Net property, plant and equipment	1,018,809	994,943
Regulatory assets	16,323	16,246
Other assets	4,604	1,304
Total assets	$1,100,291	$1,063,972

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$9,290	$8,634
Short-term loans	110,000	—
Due to related party	21,732	25,621
Sunrise merger consideration to EQT	—	110,000
Lease obligation - current	2,967	662
Accrued liabilities	5,566	12,951
Total current liabilities	149,555	157,868
Deferred income taxes, net	39,920	39,840
Lease obligation	134,105	133,733
Other long-term liabilities	6,763	6,014
Total liabilities	330,343	337,455

Partners’ capital:
Predecessor equity	112,721	82,329
Common units (30,468,902 units issued and outstanding at March 31, 2014 and December 31, 2013)	826,693	818,431
Subordinated units (17,339,718 units issued and outstanding at March 31, 2014 and December 31, 2013)	(171,898)	(175,996)
General partner interest (975,686 units issued and outstanding at March 31, 2014 and December 31, 2013)	2,432	1,753
Total partners’ capital	769,948	726,517
Total liabilities and partners’ capital	$1,100,291	$1,063,972

(1)          Financial statements as of March 31, 2014 and December 31, 2013 have been retrospectively recast to reflect the inclusion of Jupiter. See Note B.

The accompanying notes are an integral part of these combined financial statements.

EQT MIDSTREAM PARTNERS, LP

Combined Statements of Partners’ Capital (Unaudited)(1)

		Partners’ Capital
	Predecessor	Limited Partners		General
	Equity	Common	Subordinated	Partner	Total
	(Thousands)
Balance at January 1, 2013	$279,576	$313,304	$153,664	$8,108	$754,652
Net income	15,656	11,154	12,420	505	39,735
Capital contribution	—	541	541	23	1,105
Equity-based compensation plans	—	353	—	—	353
Distributions to unitholders	—	(6,069)	(6,069)	(248)	(12,386)
Partners’ investments and net change in parent advances	2,004	—	—	—	2,004
Balance at March 31, 2013	$297,236	$319,283	$160,556	$8,388	$785,463

Balance at January 1, 2014	$82,329	$818,431	$(175,996)	$1,753	$726,517
Net income	14,649	21,116	12,016	1,723	49,504
Capital contribution	—	102	58	3	163
Equity-based compensation plans	—	1,060	—	—	1,060
Distributions to unitholders	—	(14,016)	(7,976)	(1,047)	(23,039)
Partners’ investments and net change in parent advances	15,743	—	—	—	15,743
Balance at March 31, 2014	$112,721	$826,693	$(171,898)	$2,432	$769,948

(b)	Financial statements for the three months ended March 31, 2014 and 2013 have been retrospectively recast to reflect the inclusion of Sunrise and Jupiter. See Note B.

The accompanying notes are an integral part of these combined financial statements.

EQT Midstream Partners, LP

Notes to Combined Financial Statements (Unaudited)

A.                        Financial Statements

Organization

EQT Midstream Partners, LP (EQT Midstream Partners or the Partnership) is a growth-oriented Delaware limited partnership. EQT Midstream Services, LLC, a wholly owned subsidiary of EQT Corporation, is the Partnership’s general partner. References in these combined financial statements to EQT refer collectively to EQT Corporation and its consolidated subsidiaries.

Limited Partner and General Partner Units

The following table summarizes common, subordinated and general partner units issued from January 1, 2013 through March 31, 2014.

	Limited Partner Units		General
	Common	Subordinated	Partner Units	Total
Balance at January 1, 2013	17,339,718	17,339,718	707,744	35,387,180
July 2013 equity offering	12,650,000	—	—	12,650,000
Sunrise Merger consideration	479,184	—	267,942	747,126
Balance at December 31, 2013	30,468,902	17,339,718	975,686	48,784,306
Balance at March 31, 2014	30,468,902	17,339,718	975,686	48,784,306

As of March 31, 2014, EQT retained a 44.6% equity interest in the Partnership, which included 3,443,902 common units, 17,339,718 subordinated units and 975,686 general partner units. EQT also holds the incentive distribution rights.

On May 7, 2014, the Partnership completed an underwritten public offering of 12,362,500 common units.  Net proceeds from the offering were used to finance the cash consideration paid to EQT in connection with the acquisition of Jupiter. Following the offering, EQT retained a 36.4% equity interest in the Partnership, which includes 3,959,952 common units, 17,339,718 subordinated units and 1,238,514 general partner units. The Partnership received net proceeds of approximately $902 million from the offering after deducting the underwriters’ discount and offering expenses.

Basis of Presentation

The accompanying unaudited combined financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) for interim financial information and with the requirements of Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by United States GAAP for complete financial statements.  In the opinion of management, these unaudited combined financial statements include all adjustments (consisting of only normal recurring accruals, unless otherwise disclosed in this Form 8-K) necessary for a fair presentation of the financial position of the Partnership as of March 31, 2014 and December 31, 2013 and the results of its operations and cash flows for the three months ended March 31, 2014 and 2013. Certain previously reported amounts have been reclassified to conform to the current year presentation.

The balance sheet at December 31, 2013 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by United States GAAP for complete financial statements.

As discussed in Note B, the Sunrise Merger and Jupiter Acquisition were transactions between entities under common control; therefore, the Partnership recorded the assets and liabilities at their carrying amounts to EQT on the date of the merger or acquisition. For each transaction, the difference between EQT’s net carrying amount and the total consideration paid to EQT was recorded as a capital transaction with EQT, which resulted in a reduction in partners’ capital.  The Partnership recast its combined financial statements to retrospectively reflect the Sunrise Merger and the Jupiter Acquisition; however, the combined financial statements are not necessarily indicative of the results of operations that would have occurred if the Partnership had owned the assets during the periods reported.

EQT Midstream Partners, LP

Notes to Combined Financial Statements (Unaudited)

Due to the seasonal nature of the Partnership’s utility customer contracts, the interim statements for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

For further information, refer to the combined financial statements and footnotes for the year ended December 31, 2013 thereto included in this Current Report on Form 8-K as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

B.                                    Sunrise Merger and Jupiter Acquisition

On July 15, 2013, the Partnership and Equitrans L.P. (Equitrans) entered into an Agreement and Plan of Merger with EQT and Sunrise, a wholly owned subsidiary of EQT and the owner of the Sunrise Pipeline. Effective July 22, 2013, Sunrise merged with and into Equitrans, with Equitrans continuing as the surviving company (Sunrise Merger).  Upon closing, the Partnership paid EQT consideration of $540 million, consisting of a $507.5 million cash payment, 479,184 Partnership common units and 267,942 Partnership general partner units. Prior to the Sunrise Merger, Equitrans entered into a precedent agreement with a third party for firm transportation service on the Sunrise Pipeline over a twenty-year term (the Precedent Agreement).  Pursuant to the Agreement and Plan of Merger, following the effectiveness of the transportation agreement contemplated by the Precedent Agreement in December 2013, the Partnership was obligated to pay additional consideration of $110 million.  The Partnership made this additional payment to EQT in January 2014.

Prior to the Sunrise Merger, the Partnership operated the Sunrise Pipeline as part of its transmission and storage system under a lease agreement with EQT. The lease was a capital lease under GAAP; therefore, prior to the merger, revenues and expenses associated with Sunrise were included in the Partnership’s historical combined financial statements and the Sunrise Pipeline was depreciated over the lease term of 15 years. Effective as of the closing of the Sunrise Merger on July 22, 2013, the lease agreement was terminated. Because the Sunrise Merger was a transaction between entities under common control, the Partnership has recast its financial statements to retrospectively reflect the merger for the applicable periods. This included recasting depreciation expense recognized for the periods prior to the merger to reflect the pipeline’s useful life of 40 years. The decrease in depreciation expense and interest expense associated with the capital lease increased previously reported net income in the first quarter of 2013.

On April 30, 2014, the Partnership, its general partner, EQM Gathering Opco, LLC, a wholly owned subsidiary of the Partnership (EQM Gathering), and EQT Gathering, LLC (EQT Gathering), a wholly owned subsidiary of EQT entered into a contribution agreement (Contribution Agreement) pursuant to which EQT Gathering contributed to EQM Gathering certain assets constituting the Jupiter natural gas gathering system (Jupiter Acquisition).

On May 7, 2014, the Partnership completed the Jupiter Acquisition. The aggregate consideration paid by the Partnership to EQT in connection with the Jupiter Acquisition was approximately $1,180 million, consisting of a $1,121 million cash payment, 516,050 common units of the Partnership and 262,828 general partner units of the Partnership. The cash portion of the purchase price was funded with the net proceeds from an equity offering and borrowings under the Partnership’s credit facility.

The Jupiter Acquisition was a transaction between entities under common control.  As a result, the Partnership recast its financial statements to retrospectively reflect the Jupiter Acquisition; however, the combined financial statements are not necessarily indicative of the results of operations that would have occurred had the Partnership owned the assets during the periods reported.

EQT Midstream Partners, LP

Notes to Combined Financial Statements (Unaudited)

C.                                    Financial Information by Business Segment

Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and is subject to evaluation by the chief operating decision maker in deciding how to allocate resources.

The Partnership reports its operations in two segments, which reflect its lines of business. Transmission and storage includes the Partnership’s FERC-regulated interstate pipeline and storage business. Gathering includes Jupiter and the FERC-regulated low pressure gathering system. The operating segments are evaluated on their contribution to the Partnership’s results based on operating income.

All of the Partnership’s operating revenues, income from operations and assets are generated or located in the United States.

	Three Months Ended
	March 31,
	2014	2013
	(Thousands)
Revenues from external customers:
Transmission and storage	$59,317	$41,065
Gathering	34,094	28,487
Total	$93,411	$69,552
Operating income:
Transmission and storage	$42,037	$30,461
Gathering	21,919	18,832
Total operating income	$63,956	$49,293

Reconciliation of operating income to net income:
Other income, net	269	297
Interest expense, net	5,655	204
Income tax expense	9,066	9,651
Net income	$49,504	$39,735

	March 31,	December 31,

	2014	2013

	(Thousands)
Segment assets:
Transmission and storage	$826,362	$807,287
Gathering	246,394	238,322
Total operating segments	1,072,756	1,045,609
Headquarters, including cash	27,535	18,363
Total assets	$1,100,291	$1,063,972

EQT Midstream Partners, LP

Notes to Combined Financial Statements (Unaudited)

	Three Months Ended March 31,
	2014	2013
	(Thousands)
Depreciation and amortization:
Transmission and storage	$6,159	$4,311
Gathering	2,212	1,954
Total	$8,371	$6,265

Expenditures for segment assets:
Transmission and storage	$14,001	$10,939
Gathering	16,173	11,410
Total	$30,174	$22,349

D.                                    Related-Party Transactions

In the ordinary course of business, the Partnership has transactions with affiliated companies. The Partnership has various contracts with affiliates including, but not limited to, transportation service and precedent agreements, storage agreements and gas gathering agreements.

The Partnership has various agreements with EQT. Pursuant to an omnibus agreement, EQT performs centralized corporate, general and administrative services for the Partnership, such as legal, corporate recordkeeping, planning, budgeting, regulatory, accounting, billing, business development, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, investor relations, cash management and banking, payroll, internal audit, taxes and engineering. In exchange, the Partnership reimburses EQT for the expenses incurred in providing these services, except for any expenses associated with EQT’s long-term incentive programs. The omnibus agreement further requires that the Partnership reimburse EQT for the Partnership’s allocable portion of the premiums on any insurance policies covering the Partnership’s assets. EQT does not record any profit or margin for the administrative and operational services charged to the Partnership.

Pursuant to an operation and management services agreement, EQT Gathering, LLC (EQT Gathering) provides the Partnership’s pipelines and storage facilities with certain operational and management services.  The Partnership reimburses EQT Gathering for such services pursuant to the terms of the omnibus agreement.  The expenses for which the Partnership reimburses EQT and its subsidiaries may not necessarily reflect the actual expenses that the Partnership would incur on a stand-alone basis and the Partnership is unable to estimate what those expenses would be on a stand-alone basis.

E.                        Income Taxes

As a result of its limited partnership structure, the Partnership is not subject to federal and state income taxes. For federal and state income tax purposes, all income, expenses, gains, losses and tax credits generated by the Partnership flow through to the unitholders; accordingly, the Partnership does not record a provision for income taxes. As discussed in Note B, the Partnership completed the Sunrise Merger on July 22, 2013 and the Jupiter Acquisition on May 7, 2014, both of which were transactions between entities under common control. Prior to these transactions, the income from Sunrise and Jupiter was included in EQT’s consolidated federal tax return; therefore, the Sunrise and Jupiter financial statements included U.S. federal and state income tax.  The income tax effects associated with the operations of Sunrise and Jupiter prior to the Sunrise Merger and the Jupiter Acquisition are reflected in the Partnership’s combined financial statements for those periods.

F.                         Debt

In February 2014, the Partnership amended its credit facility to increase the borrowing capacity to $750 million. The amended credit facility will expire in February 2019. The credit facility is available to fund working capital

EQT Midstream Partners, LP

Notes to Combined Financial Statements (Unaudited)

requirements and capital expenditures, to purchase assets, to pay distributions, to repurchase units and for general partnership purposes.

As of March 31, 2014, the Partnership had $110 million outstanding on the credit facility. There were no amounts outstanding on the credit facility as of December 31, 2013. The maximum amount of the Partnership’s outstanding short-term loans at any time during the three months ended March 31, 2014 was $110 million. The average daily balance of short-term loans outstanding was approximately $92.9 million for the three months ended March 31, 2014. The loans bear interest at a weighted average rate of 1.72%. The carrying value of short-term borrowings approximates fair value as the interest rates are based on prevailing market rates.  On May 7, 2014, the Partnership borrowed $340 million under its credit facility for the Jupiter Acquisition. On May 14, 2014, the Partnership reduced its outstanding balance on the credit facility by $120 million.

G.                       Lease Obligations

On December 17, 2013, the Partnership entered into a lease with EQT for the Allegheny Valley Connector (AVC) facilities. Under the lease, the Partnership operates the facilities as part of its transmission and storage system under the rates, terms and conditions of its FERC-approved tariff.  The AVC facilities are strategically located to connect Marcellus Shale supply and demand and include an approximately 200 mile pipeline that interconnects with the Partnership’s transmission and storage system. Additionally, the AVC facilities provide 450 BBtu per day of additional firm capacity to the Partnership’s system and are supported by 4 associated natural gas storage reservoirs with approximately 260 MMcf per day of peak withdrawal capability and 15 Bcf of working gas capacity. Of the total 15 Bcf of working gas capacity, the Partnership leases and operates 13 Bcf of working gas capacity. The lease payment due each month is the lesser of the following alternatives: (1) a revenue-based payment reflecting the revenues generated by the operation of the AVC facilities minus the actual costs of operating the AVC facilities and (2) a payment based on depreciation expense and pre-tax return on invested capital for the AVC facilities. As a result, the payments to be made under the AVC lease will be variable.

The AVC lease is a capital lease under GAAP. The gross capital lease assets and obligations recorded in 2013 were approximately $134.4 million. The Partnership expects modernization capital expenditures will be incurred by EQT to upgrade the AVC facilities. As the capital expenditures are incurred, the capital lease asset and obligations will increase.  In the first quarter of 2014, the fair value of the leased property increased by approximately $3.6 million as a result of the modernization capital expenditures.

For the three months ended March 31, 2014, interest expense of $4.9 million and depreciation expense of $1.3 million were recorded related to the capital lease. At March 31, 2014, accumulated depreciation was $1.7 million, net capital lease assets were $136.3 million and capital lease obligations were $137.1 million.

H.                       Net Income per Limited Partner Unit

The Partnership’s net income is allocated to the general partner and limited partners, including subordinated unitholders, in accordance with their respective ownership percentages, and when applicable, giving effect to incentive distributions allocable to the general partner. The allocation of undistributed earnings, or net income in excess of distributions, to the incentive distribution rights is limited to available cash (as defined by the Partnership’s partnership agreement) for the period. Net income allocated to the general partner includes amounts attributed to incentive distributions, as applicable. The Partnership’s net income allocable to the limited partners is allocated between common and subordinated unitholders by applying the provisions of the Partnership’s partnership agreement that govern actual cash distributions as if all earnings for the period had been distributed. Any common units issued during the period are included on a weighted-average basis for the days in which they were outstanding. The phantom units granted to the independent directors of the Partnership’s general partner will be paid in common units on a director’s termination of service on the general partner’s Board of Directors. As there are no remaining service, performance or market conditions related to these awards, 10,861 phantom unit awards were included in the calculation of basic weighted average limited partner units outstanding for the three months ended March 31, 2014.

Diluted net income per limited partner unit reflects the potential dilution that could occur if securities or agreements to issue common units, such as awards under the long-term incentive plan, were exercised, settled or converted into common units.  When it is determined that potential common units resulting from an award subject to performance

EQT Midstream Partners, LP

Notes to Combined Financial Statements (Unaudited)

or market conditions should be included in the diluted net income per limited partner unit calculation, the impact is reflected by applying the treasury stock method. Potentially dilutive securities, consisting of performance awards, included in the calculation of diluted net income per limited partner unit totaled 118,642 and 88,815 for the three months ended March 31, 2014 and 2013, respectively. The 2014 EQM Value Driver Awards granted in the first quarter of 2014 were not included in potentially dilutive securities because the performance condition was not yet met.

The following table presents the Partnership’s calculation of net income per limited partner unit for common and subordinated limited partner units. Net income attributable to Sunrise for periods prior to July 22, 2013 and to Jupiter for periods prior to May 7, 2014 was not allocated to the limited partners for purposes of calculating net income per limited partner unit.

	Three Months Ended March 31,
	2014	2013
	(Thousands, except per unit data)
Net income	$49,504	$39,735
Less:
Pre-acquisition net income allocated to parent	(14,649)	(15,656)
General partner interest in net income – 2%	(697)	(505)
General partner interest in net income attributable to incentive distribution rights	(1,026)	—
Limited partner interest in net income	$33,132	$23,574

Net income allocable to common units	$21,116	$11,154
Net income allocable to subordinated units	12,016	12,420
Limited partner interest in net income	$33,132	$23,574

Weighted average limited partner units outstanding – basic
Common units	30,479	17,339
Subordinated units	17,340	17,340
Total	47,819	34,679

Weighted average limited partner units outstanding – diluted
Common units	30,598	17,428
Subordinated units	17,340	17,340
Total	47,938	34,768

Net income per limited partner unit – basic
Common units	$0.69	$0.64
Subordinated units	0.69	0.72
Total	$0.69	$0.68

Net income per limited partner unit – diluted
Common units	$0.69	$0.64
Subordinated units	0.69	0.72
Total	$0.69	$0.68

EQT Midstream Partners, LP

Notes to Combined Financial Statements (Unaudited)

I.                            Subsidiary Guarantors

The Partnership filed a registration statement on Form S-3 with the SEC on July 1, 2013 to register, among other securities, debt securities. Certain subsidiaries of the Partnership are co-registrants with the Partnership (Subsidiary Guarantors), and the registration statement registered guarantees of debt securities by one or more of the Subsidiary Guarantors (other than EQT Midstream Finance Corporation, a 100% owned subsidiary of the Partnership whose sole purpose is to act as co-issuer of debt securities). The Subsidiary Guarantors are 100% owned by the Partnership and any guarantees by the Subsidiary Guarantors will be full and unconditional. Subsidiaries of the Partnership other than the Subsidiary Guarantors and EQT Midstream Finance Corporation are minor. The Partnership has no assets or operations independent of the Subsidiary Guarantors, and there are no significant restrictions upon the ability of the Subsidiary Guarantors to distribute funds to the Partnership by dividend or loan. In the event that more than one of the Subsidiary Guarantors provide guarantees of any debt securities issued by the Partnership, such guarantees will constitute joint and several obligations. None of the assets of the Partnership or the Subsidiary Guarantors represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act of 1933, as amended.

J.                          Subsequent Events

On April 22, 2014, the Board of Directors of the Partnership’s general partner declared a cash distribution to the Partnership’s unitholders for the first quarter of 2014 of $0.49 per common and subordinated unit, $0.5 million to the general partner related to its 2% general partner interest and $1.0 million to the general partner related to its incentive distribution rights. The cash distribution was paid on May 15, 2014 to unitholders of record at the close of business on May 6, 2014.

See Note B for discussion regarding the Jupiter Acquisition on May 7, 2014, Note A for discussion of the related May 2014 equity offering and Note F for the additional borrowings under the credit facility for the acquisition in May 2014.